Exhibit 99.1
Phreesia Announces Second Quarter Fiscal 2024 Results
WILMINGTON, Delaware, September 6, 2023 – Phreesia, Inc. (NYSE: PHR) (“Phreesia” or the "Company") announced financial results today for the fiscal second quarter ended July 31, 2023.

"I am incredibly pleased and proud of our team’s accomplishments in the second quarter of fiscal year 2024. We continued to deliver excellent value for our clients and scale our business—all while helping patients take a more active role in their healthcare and achieve improved health outcomes," said CEO and Co-Founder Chaim Indig.

Please visit the Phreesia investor relations website at ir.phreesia.com to view the Company's Q2 Fiscal Year 2024 Stakeholder Letter.

Fiscal Second Quarter Ended July 31, 2023 Highlights
•Total revenue was $85.8 million in the quarter as compared to $67.9 million in the same period in the prior year, an increase of 26%.
•Average number of healthcare services clients ("AHSCs") was 3,445 in the quarter as compared to 2,776 in the same period in the prior year, an increase of 24%.
•Healthcare services revenue per AHSC remained relatively flat at $18,268 in the quarter as compared to $18,248 in the same period in the prior year. See "Key Metrics" below for additional information.
•Total revenue per AHSC was $24,914 in the quarter as compared to $24,448 in the same period in the prior year, an increase of 2%. The increase was driven primarily by network solutions revenue growth that outpaced AHSC growth. See "Key Metrics" below for additional information.
•Net loss was $36.8 million in the quarter compared to $46.7 million in the same period in the prior year.
•Adjusted EBITDA was negative $11.5 million in the quarter compared to negative $26.0 million in the same period in the prior year.
•Cash and cash equivalents as of July 31, 2023 was $127.7 million, down $49.0 million from January 31, 2023.

Recent Events
On June 30, 2023, we acquired Comsort, Inc. d/b/a MediFind (“MediFind”) (the "MediFind Acquisition"), for total consideration of approximately $9.0 million. Consideration transferred included $4.1 million of cash, 150,786 shares of Phreesia common stock valued at $4.7 million and liabilities of $0.1 million. We acquired $0.2 million in cash in connection with the MediFind Acquisition, and we have presented cash paid to acquire MediFind of $3.9 million in the accompanying consolidated statement of cash flows for the six months ended July 31, 2023. MediFind is a consumer-facing healthcare product that helps patients—especially those with serious, chronic and rare diseases—find better care faster. We acquired MediFind to reinforce our commitment to patient-centered care and expand our offerings to consumers.
On August 11, 2023, we acquired Access eForms, LLC ("Access"), an innovative electronic forms management and automation provider that helps hospitals across the country streamline workflows, improve compliance and deliver a better patient experience, for total consideration of $38.4 million. Consideration transferred included $6.5 million of cash, 1,096,436 shares of Phreesia common stock valued at $30.6 million and liabilities of $1.2 million. We acquired Access to enhance and build on our existing functionality in the acute care space and to expand our network of clients and partners.

Fiscal Year 2024 Outlook
We are maintaining our revenue outlook for the full fiscal year 2024 ending January 31, 2024 at between $353 million and $356 million, implying year-over-year growth of 26% to 27%.
We are raising our Adjusted EBITDA outlook for fiscal year 2024 to a range of negative $54 million to negative $49 million from a previous range of negative $60 million to negative $55 million. The change reflects our strong performance in the second quarter.

We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and (Benefit from) provision for income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss). For further information regarding the non-GAAP financial measures included in this press release, including a reconciliation of GAAP to non-GAAP financial measures and an explanation of these measures, please see “Non-GAAP financial measures” below.

Fiscal Year 2025 Target
We are maintaining our $500 million revenue target to be achieved by annualizing our highest-revenue quarter in fiscal year 20251 and we continue to expect to reach profitability2 during fiscal year 2025. We also believe our cash and cash equivalents, along with cash generated in the normal course of business, can support our path to our fiscal year 2025 targets.
We believe our platform and diverse revenue streams offer us multiple paths for achieving our targets.

1 For our target revenue, "annualized" is defined as multiplying the highest-revenue quarter in fiscal year 2025 by four.
2 For the purposes of this statement, we define "profitability" in terms of Adjusted EBITDA.
Available Information
We intend to use our Company website (including our Investor Relations website) as well as our Facebook, Twitter, LinkedIn and Instagram accounts as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.
Forward Looking Statements
This press release includes express or implied statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and may contain projections of our future results of operations or of our financial information or state other forward-looking information. These statements include, but are not limited to, statements regarding: our future financial and operating performance, including our revenue, Adjusted EBITDA and our ability to reach profitability in fiscal year 2025; our ability to finance our plans to achieve our 2025 targets with our current cash balance and cash generated in the normal course of business; our outlook for fiscal year 2024 (including with respect to Adjusted EBITDA) and fiscal year 2025 targets; and our belief that our platform and revenue streams offer us multiple paths for achieving our targets; the expected results and benefits of our acquisitions, including our most recent acquisitions of MediFind and Access eForms; and our expectations regarding the expansion of our offerings and our network of clients and partners. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing,” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks associated with: our ability to effectively manage our growth and meet our growth objectives; our focus on the long-term and our investments in growth; the competitive environment in which we operate; our ability to develop and release new products and services; our ability to develop and release successful enhancements, features and modifications to our existing products and services; changes in market conditions and receptivity to our products and services; our ability to maintain the security and availability of our platform; changes in laws and regulations applicable to our business model; our ability to make accurate predictions about our industry and addressable market; the impact of pandemics on our business and economic conditions; our ability to attract, retain and cross-sell to healthcare services clients; our ability to continue to operate effectively with a primarily remote workforce and attract and retain key talent; our ability to realize the intended benefits of our acquisitions and partnerships, including our recent acquisitions of MediFind and Access eForms; difficulties in integrating our acquisitions and investments; and the recent high inflationary environment and other general, market, political, economic and business conditions (including as a result of the warfare and/or political and economic instability in Ukraine or elsewhere). The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those listed or described in our filings with the Securities and Exchange Commission (“SEC”), including in our Annual Report on Form 10-K for the fiscal year ended January 31, 2023 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2023 that will be filed with the SEC following this press release. The forward-looking statements in this press release speak only as of the date on which the statements are made. We undertake no obligation to update, and expressly disclaim the obligation to update, any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.
This press release includes certain non-GAAP financial measures as defined by SEC rules. We have provided a reconciliation of those measures to the most directly comparable GAAP measures, with the exception of our Adjusted EBITDA outlook for the reasons described above.

Conference Call Information
We will hold a conference call on Wednesday September 6, 2023, at 5:00 p.m. Eastern Time to review our fiscal 2024 second quarter financial results. To participate in our live conference call and webcast, please dial (888) 350-3437 (or (646) 960-0153 for international participants) using conference code number 4000153 or visit the “Events & Presentations” section of our Investor Relations website at ir.phreesia.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

ABOUT PHREESIA
Phreesia is a trusted leader in patient activation, giving providers, health plans, life sciences companies and other organizations tools to help patients take a more active role in their care. Founded in 2005, Phreesia enabled more than 120 million patient visits in 2022 – more than 1 in 10 visits across the U.S. – scale that we believe allows us to make meaningful impact. Offering patient-driven digital solutions for intake, outreach, education and more, Phreesia enhances the patient experience, drives efficiency and improves healthcare outcomes. To learn more, visit phreesia.com.

Investor Contact:
Balaji Gandhi
Phreesia, Inc.
investors@phreesia.com
(929) 506-4950

Media Contact:

Maureen McKinney
Phreesia, Inc.
mmckinney@phreesia.com
(773) 330-8908

Phreesia, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	July 31, 2023	January 31, 2023
	(Unaudited)
Assets
Current:
Cash and cash equivalents	$127,677	$176,683
Settlement assets	25,158	22,599
Accounts receivable, net of allowance for doubtful accounts of $770 and $1,053 as of July 31, 2023 and January 31, 2023, respectively	53,913	51,394
Deferred contract acquisition costs	820	1,056
Prepaid expenses and other current assets	11,662	10,709
Total current assets	219,230	262,441
Property and equipment, net of accumulated depreciation and amortization of $68,044 and $59,847 as of July 31, 2023 and January 31, 2023, respectively	22,816	21,670
Capitalized internal-use software, net of accumulated amortization of $41,552 and $37,236 as of July 31, 2023 and January 31, 2023, respectively	41,205	35,150
Operating lease right-of-use assets	227	569
Deferred contract acquisition costs	1,370	1,754
Intangible assets, net of accumulated amortization of $3,256 and $2,549 as of July 31, 2023 and January 31, 2023, respectively	12,994	11,401
Deferred tax asset	—	81
Goodwill	40,611	33,736
Other assets	1,989	3,255
Total Assets	$340,442	$370,057
Liabilities and Stockholders’ Equity
Current:
Settlement obligations	$25,158	$22,599
Current portion of finance lease liabilities and other debt	7,112	5,172
Current portion of operating lease liabilities	416	934
Accounts payable	7,948	10,836
Accrued expenses	27,794	21,810
Deferred revenue	16,441	17,688
Total current liabilities	84,869	79,039
Long-term finance lease liabilities and other debt	8,055	2,725
Operating lease liabilities, non-current	216	349
Long-term deferred revenue	99	125
Long-term deferred tax liabilities	183	—
Total Liabilities	93,422	82,238
Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.01 par value - 500,000,000 shares authorized as of both July 31, 2023 and January 31, 2023; 55,364,795 and 54,187,172 shares issued as of July 31, 2023 and January 31, 2023, respectively	554	542
Additional paid-in capital	971,120	926,957
Accumulated deficit	(680,382)	(606,084)
Treasury stock, at cost, 1,300,430 and 971,236 shares as of July 31, 2023 and January 31, 2023, respectively	(44,272)	(33,596)
Total Stockholders’ Equity	247,020	287,819
Total Liabilities and Stockholders’ Equity	$340,442	$370,057

Phreesia, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three months ended July 31,		Six months ended July 31,
	2023	2022	2023	2022
Revenue:
Subscription and related services	$39,301	$31,069	$77,188	$60,170
Payment processing fees	23,631	19,581	47,884	38,962
Network solutions	22,898	17,217	44,603	32,089
Total revenues	85,830	67,867	169,675	131,221
Expenses:
Cost of revenue (excluding depreciation and amortization)	14,449	14,873	29,356	29,259
Payment processing expense	15,852	12,554	31,942	24,712
Sales and marketing	37,244	38,341	74,657	78,372
Research and development	27,471	22,542	53,940	43,177
General and administrative	20,988	20,073	40,865	40,928
Depreciation	4,244	4,220	8,748	8,498
Amortization	2,537	1,599	5,023	3,203
Total expenses	122,785	114,202	244,531	228,149
Operating loss	(36,955)	(46,335)	(74,856)	(96,928)
Other income, net	50	38	8	7
Interest income (expense), net	786	(206)	1,504	(589)
Total other income (expense), net	836	(168)	1,512	(582)
Loss before provision for income taxes	(36,119)	(46,503)	(73,344)	(97,510)
Provision for income taxes	(648)	(213)	(954)	(448)
Net loss	$(36,767)	$(46,716)	$(74,298)	$(97,958)
Net loss per share attributable to common stockholders, basic and diluted(1)	$(0.68)	$(0.89)	$(1.39)	$(1.88)
Weighted-average common shares outstanding, basic and diluted	53,794,060	52,325,209	53,574,584	52,135,250
(1) Our potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same.

Phreesia, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Six months ended July 31,
	2023	2022
Operating activities:
Net loss	$(74,298)	$(97,958)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13,771	11,701
Stock-based compensation expense	35,786	28,709
Amortization of deferred financing costs and debt discount	169	144
Cost of Phreesia hardware purchased by customers	650	546
Deferred contract acquisition costs amortization	620	905
Non-cash operating lease expense	342	1,022
Deferred taxes	142	440
Changes in operating assets and liabilities:
Accounts receivable	(2,370)	(6,696)
Prepaid expenses and other assets	769	3,190
Deferred contract acquisition costs	—	(177)
Accounts payable	(2,415)	3,715
Accrued expenses and other liabilities	6,061	983
Lease liabilities	(652)	(647)
Deferred revenue	(1,565)	647
Net cash used in operating activities	(22,990)	(53,476)
Investing activities:
Acquisitions, net of cash acquired	(3,873)	—
Capitalized internal-use software	(9,820)	(10,242)
Purchases of property and equipment	(2,102)	(2,634)
Net cash used in investing activities	(15,795)	(12,876)
Financing activities:
Proceeds from issuance of common stock upon exercise of stock options	675	1,141
Treasury stock to satisfy tax withholdings on stock compensation awards	(10,725)	(6,309)
Proceeds from employee stock purchase plan	1,863	1,949
Finance lease payments	(3,427)	(2,899)
Constructive financing	1,688	—
Principal payments on financing agreements	(45)	(216)
Debt issuance costs and loan facility fee payments	(250)	(397)
Net cash used in financing activities	(10,221)	(6,731)
Net decrease in cash and cash equivalents	(49,006)	(73,083)
Cash and cash equivalents – beginning of period	176,683	313,812
Cash and cash equivalents – end of period	$127,677	$240,729

Supplemental information of non-cash investing and financing information:
Property and equipment acquisitions through finance leases	$7,067	$526
Purchase of property and equipment and capitalized software included in current liabilities	$1,509	$2,379
Capitalized stock-based compensation	$714	$695
Issuance of stock to settle liabilities for stock-based compensation	$7,221	$8,814
Issuance of stock as consideration in business combinations	$4,676	$—
Issuance of liabilities as consideration in business combinations	$91	$—
Capitalized software acquired through vendor financing	$2,047	$—
Cash paid for:
Interest	$354	$446

Non-GAAP financial measures
This press release and statements made during the above-referenced webcast may include certain non-GAAP financial measures as defined by SEC rules.
Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income or loss or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. We define Adjusted EBITDA as net income or loss before interest (income) expense, net, provision for income taxes, depreciation and amortization, and before stock-based compensation expense and other income, net.
We have provided below a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure. We have presented Adjusted EBITDA in this press release and our Quarterly Report on Form 10-Q to be filed after this press release because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short and long-term operational plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. We have not reconciled our Adjusted EBITDA outlook to GAAP Net income (loss) because we do not provide an outlook for GAAP Net income (loss) due to the uncertainty and potential variability of Other (income) expense, net and (Benefit from) provision for income taxes, which are reconciling items between Adjusted EBITDA and GAAP Net income (loss). Because we cannot reasonably predict such items, a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. We caution, however, that such items could have a significant impact on the calculation of GAAP Net income (loss).
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of non-cash stock-based compensation; (3) tax payments that may represent a reduction in cash available to us; or (4) interest (income) expense, net; and
•Other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.
Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and our GAAP financial results. The following table presents a reconciliation of Adjusted EBITDA to net loss for each of the periods indicated:

Phreesia, Inc.
Adjusted EBITDA
(Unaudited)

	Three months ended July 31,		Six months ended July 31,
(in thousands)	2023	2022	2023	2022
Net loss	$(36,767)	$(46,716)	$(74,298)	$(97,958)
Interest (income) expense, net	(786)	206	(1,504)	589
Provision for income taxes	648	213	954	448
Depreciation and amortization	6,781	5,819	13,771	11,701
Stock-based compensation expense	18,648	14,558	35,786	28,709
Other expense, net	(50)	(38)	(8)	(7)
Adjusted EBITDA	$(11,526)	$(25,958)	$(25,299)	$(56,518)

Phreesia, Inc.
Reconciliation of GAAP and Adjusted Operating Expenses
(Unaudited)

	Three months ended July 31,		Six months ended July 31,
(in thousands)	2023	2022	2023	2022
GAAP operating expenses
General and administrative	$20,988	$20,073	$40,865	$40,928
Sales and marketing	37,244	38,341	74,657	78,372
Research and development	27,471	22,542	53,940	43,177
Cost of revenue (excluding depreciation and amortization)	14,449	14,873	29,356	29,259
	$100,152	$95,829	$198,818	$191,736
Stock compensation included in GAAP operating expenses
General and administrative	$5,747	$5,206	$11,625	$10,334
Sales and marketing	7,111	5,423	13,528	11,077
Research and development	4,563	2,967	8,441	5,528
Cost of revenue (excluding depreciation and amortization)	1,227	962	2,192	1,770
	$18,648	$14,558	$35,786	$28,709
Adjusted operating expenses
General and administrative	$15,241	$14,867	$29,240	$30,594
Sales and marketing	30,133	32,918	61,129	67,295
Research and development	22,908	19,575	45,499	37,649
Cost of revenue (excluding depreciation and amortization)	13,222	13,911	27,164	27,489
	$81,504	$81,271	$163,032	$163,027

Phreesia, Inc.
Key Metrics
(Unaudited)

	Three months ended July 31,		Six months ended July 31,
	2023	2022	2023	2022
Key Metrics:
Average number of healthcare services clients ("AHSCs")	3,445	2,776	3,377	2,651
Healthcare services revenue per AHSC	$18,268	$18,248	$37,036	$37,397
Total revenue per AHSC	$24,914	$24,448	$50,244	$64,004

We remain focused on building secure and reliable products that derive a strong return on investment for our clients and implementing them with speed and ease. This strategy continues to enable us to grow our network of healthcare services clients. The investments we make to grow, strengthen and sustain our network of healthcare services clients lead to growth in all of our revenue categories.

The definitions of our key metrics are presented below.

•AHSCs. We define AHSCs as the average number of clients that generate subscription and related services or payment processing revenue each month during the applicable period. In cases where we act as a subcontractor providing white-label services to our partner's clients, we treat the contractual relationship as a single healthcare services client. We believe growth in AHSCs is a key indicator of the performance of our business and depends, in part, on our ability to successfully develop and market our Platform to healthcare services organizations that are not yet clients. While growth in AHSCs is an important indicator of expected revenue growth, it also informs our management of the areas of our business that will require further investment to support expected future AHSC growth. For example, as AHSCs increase, we may need to add to our customer support team and invest to maintain effectiveness and performance of our Platform and software for our healthcare services clients and their patients.

•Healthcare services revenue per AHSC. We define Healthcare services revenue as the sum of subscription and related services revenue and payment processing revenue. We define Healthcare services revenue per AHSC as Healthcare services revenue in a given period divided by AHSCs during that same period. We are focused on continually delivering value to our healthcare services clients and believe that our ability to increase Healthcare services revenue per AHSC is an indicator of the long-term value of the Phreesia platform.

•Total revenue per AHSC. We define Total revenue per AHSC as Total revenue in a given period divided by AHSCs during that same period. Our healthcare services clients directly generate subscription and related services and payment processing revenue. Additionally, our relationships with healthcare services clients who subscribe to the Phreesia Platform give us the opportunity to engage with life sciences companies, health plans and other payer organizations, patient advocacy, public interest and other not-for-profit organizations who deliver direct communication to patients through our Platform. As a result, we believe that our ability to increase Total revenue per AHSC is an indicator of the long-term value of the Phreesia Platform.

Additional Information
(Unaudited)

	Three months ended July 31,		Six months ended July 31,
	2023	2022	2023	2022
Patient payment volume (in millions)	$989	$811	$2,005	$1,648
Payment facilitator volume percentage	82%	80%	82%	80%

•Patient payment volume. We believe that patient payment volume is an indicator of both the underlying health of our healthcare services clients’ businesses and the continuing shift of healthcare costs to patients. We measure patient payment volume as the total dollar volume of transactions between our healthcare services clients and their patients utilizing our payment platform, including via credit and debit cards that we process as a payment facilitator as well as cash and check payments and credit and debit transactions for which we act as a gateway to other payment processors.

•Payment facilitator volume percentage. We define payment facilitator volume percentage as the volume of credit and debit card patient payment volume that we process as a payment facilitator as a percentage of total patient payment volume. Payment facilitator volume is a major driver of our payment processing revenue. Our payment facilitator volume percentage could decline slightly over time should we increase our penetration of enterprise customers that are less likely to use Phreesia as a payment facilitator.